Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3D No. 333-85254, Form S-3 No. 333-60064, Form S-8 No. 333-59962, Form S-3D No. 333-54232, Form S-3 No. 333-41436, Form S-3 No. 333-88127, Form S-3D No. 333-71323 and Form S-8 No. 333-77890) of Saul Centers, Inc. and the related Prospectuses of our reports dated April 23, 2004 with respect to the Statement of Revenues over Certain Expenses for the year ended December 31, 2003 of Boca Valley Plaza and Statement of Revenues over Certain Operating Expenses for the year ended December 31, 2003 of Countryside Shopping Center included in this Form 8-K dated May 7, 2004.

/s/ ERNST & YOUNG LLP

McLean, Virginia

May 5, 2004